EXHIBIT 99.2

For Immediate Release

Westway Group, Inc. Announces Opening First Phase of Custom Built Terminal in Houston, Texas

New Orleans, LA-June 15, 2009—Westway Terminal Company LLC, a wholly owned subsidiary of Westway Group, Inc.  (WTWG), opened Phase I of a Custom Built Bulk Liquid Storage Terminal for Nynas Americas at the Westway’s Houston -1 Terminal.

In an effort to improve its customer satisfaction and efficiencies, Nynas contracted with Westway Terminal Company to construct a state-of-the-art, customized logistics hub in Houston, which is scheduled for full completion by the end of 2009.

The State-of-the-Art Hub, located along the Houston Ship Channel, will better meet the requirements of Nynas’ customers by providing dedicated logistics, blending and special loading facilities for Nynas specialty products.  These parameters closely align with Nynas’ priorities on safety, environmental and quality standards.

“This new tailor-made terminal will meet Nynas’ present and anticipated demands for safety, quality and services as our business continues to grow in the Americas,” said Michael Arnestrand, Head of Supply Chain for Nynas Americas.  “The new terminal is not only a storage facility, but the final step in Nynas’ supply chain where final products are blended according to customer requirements.” This new terminal will not only receive production from the USA, but also deliveries from Nynas Production Units in Sweden, the Dutch Antilles and Belgium.

Westway Terminal has the latest technology for loading, unloading, mixing and infrastructure.  The facility was designed to accommodate maximum flexibility.  The tanks, piping system and manifold will not only serve the blending and transportation requirements that Nynas’ customers have today, but will adapt easily and quickly as those needs change.  In today’s world, both Nynas and Westway must be flexible and react quickly.

Initially, Nynas will have 25 tanks with a storage capacity of 400,000 bbls to load and unload products from the terminal using trucks, railcars and marine vessels.  Westway will have dedicated persons on-site working full time to manage the facility for Nynas.

“Transition to the new terminal will take place in two phases”, said Lori Haney, Supply Chain Planner for Nynas Americas.  “The first phase will begin June 1 and will involve the transition of transformer oils; the second phase will begin October 1 when all other products will be transitioned.”

“Nynas is constantly looking for ways to satisfy our customers’ needs,” said Arnestrand.  “We must have the best partners to meet our goals.  This partnership with Westway is in line with our strategy.”

Westway is excited about its long term relationship with Nynas and further global expansions in the future.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.   Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

About Westway Group, Inc.

Westway Group, Inc. (“Westway”) is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 54 operating facilities providing 284 million gallons of total bulk liquid storage capacity and producing 1.7 million tons of liquid feed supplements annually. The bulk liquid storage business is a global business with infrastructure that includes a network of 24 terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, Western Europe and Asia. The liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries. By using formulation processes tailored specifically to the needs of its customers, Westway blends molasses and essential nutrients to form feed rations that help to maximize the genetic potential of livestock. As a result of the relationship between them, the bulk liquid storage and liquid feed supplements businesses benefit from synergies including co-location of facilities, enhanced raw material supply logistics for liquid feed supplements and increased operational efficiency resulting from cross-business knowledge exchange.

Westway Group, Inc. Reporting Periods

Westway Group, Inc. has adopted a calendar year-end of December 31 for its annual reporting period; and, in keeping with the adoption of the annual reporting period, the next quarterly report to be filed with regulatory authorities will be for the quarter-ended June 30, 2009.

For further information:

Westway Group, Inc.
Thomas Masilla	Tel: (504) 636-4245